West8 Tower
10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Group Inc. Sets Records for 2009 Sales, Operating Income and Net Income

4Q09 Diluted EPS of $0.50 includes Unusual Items that Reduced EPS by $0.11

Announces Share Repurchase Program of up to $200 Million

Results Summary ($ in millions, except per share data):

	Fourth Quarter		Year
	2009	2008	2009	2008
Revenues	$562.5	$745.8	$2,289.6	$2,194.7
Operating income	$82.7	$132.3	$348.6	$337.5
Income before income taxes	$65.6	$119.7	$311.9	$301.3
Net income	$41.4	$77.0	$210.8	$197.7
Diluted EPS	$0.50	$0.94	$2.57	$2.36
Shares used to compute diluted EPS (000)	82,109	81,563	81,876	83,837
Total bookings	$610.2	$710.8	$1,661.5	$2,523.3
Total backlog	$1,711.7	$2,251.5	$1,711.7	$2,251.5

Houston, TX, February 25, 2010 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $41.4 million, or $0.50 per diluted share, for the fourth quarter 2009. Net income was $77.0 million, or $0.94 per diluted share, for the fourth quarter 2008.  Net income was $210.8 million, or $2.57 per diluted share, for 2009 compared with net income of $197.7 million, or $2.36 per diluted share, for 2008.

Fourth quarter and year 2009 results include an unusual charge in connection with the Company’s United Kingdom pension plan of $4.9 million ($3.1 million after-tax or $0.04 per diluted share) and a foreign exchange loss in connection with translating a portion of the cash held by the Company’s Venezuelan subsidiary in Bolivars to U.S. Dollars of $5.6 million ($5.6 million after-tax or $0.07 per diluted share).

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “2009 was another outstanding year for Dresser-Rand.  Despite the worldwide recession and lagging economy, we set records for sales, operating income, net income, earnings per share, and worldwide safety performance.

“The past year was also a test for our business model – a test that commenced in 2009 and will likely continue into 2010.  For the first time since 2002, our overall bookings were less than those of the previous year.  More importantly, however, our efforts during the last eight years to implement a flexible manufacturing model have paid off.  As a result, we are effectively weathering the storm without major restructuring or extended plant closures and the Company’s financial condition is strong.  We expect that our business model will also provide us with respectable margins and results in 2010, despite lower revenues driven by lower 2009 new unit bookings.

"The Board's approval of the share repurchase program reflects its confidence in the continued growth of Dresser-Rand’s business and optimism in the long term future of the company.  Given our attractive stock price, cash flow, and continued confidence in our outlook, the authority to repurchase shares reflects our ongoing commitment to increase shareholder value.  We have maintained a strong balance sheet and feel confident that this program will allow us to continue to pursue strategic opportunities for growth, such as through acquisitions."

Total revenues for the fourth quarter 2009 of $562.5 million decreased $183.3 million or 24.6% compared with $745.8 million for the fourth quarter 2008.  The decline in revenues was primarily due to the reasons mentioned in the segment discussions below.  Total revenues for 2009 of $2,289.6 million increased $94.9 million or 4.3% compared with revenues of $2,194.7 million for 2008.

Operating income for the fourth quarter 2009 was $82.7 million. This compares to operating income of $132.3 million for the fourth quarter 2008.  Fourth quarter 2009 operating income decreased from the year ago quarter primarily due to lower sales partially offset by cost and productivity improvements. In addition, results for the fourth quarter 2009 were adversely impacted by an unusual pension charge of $4.9 million in connection with a dispute potentially affecting the Company’s United Kingdom pension plan.

Operating income for 2009 was $348.6 million compared with $337.5 million for 2008. Operating income increased from the year ago period primarily due to higher sales and productivity improvements, despite the $4.9 million adverse impact from the pension charge discussed above.

Bookings for the fourth quarter 2009 were $610.2 million, which was $100.6 million or 14.2% lower than the $710.8 million booked in the fourth quarter 2008. Bookings for 2009 of $1,661.5 million were $861.8 million or 34.2% lower than the $2,523.3 million booked in 2008.

The backlog at the end of December 2009 of $1,711.7 million was 24.0% lower than the $2,251.5 million backlog at the end of December 2008.

New Units Segment

New unit revenues for the fourth quarter 2009 of $284.9 million decreased 36.3% compared with $447.3 million for the fourth quarter 2008. The decline in revenues principally reflects the relatively low levels of new unit orders in the first half of 2009, which adversely affected fourth quarter 2009 sales and a very large shipment of approximately $100 million of equipment for an FPSO, which favorably impacted fourth quarter 2008 sales. New unit revenues for 2009 of $1,258.8 million increased 4.7% compared with $1,202.7 million for 2008.

New unit operating income for the fourth quarter 2009 of $39.8 million compares with operating income of $59.2 million for the fourth quarter 2008.  The decrease in this segment’s operating results was primarily attributable to lower sales partially offset by cost and productivity improvements.  This segment’s operating margin was 14.0% compared with 13.2% for the fourth quarter 2008.  In addition, the pension charge mentioned previously reduced this segment’s operating margin by approximately 100 basis points.

New unit operating income was $169.0 million for 2009, an increase of 28.1% compared with operating income of $131.9 million for 2008.  This segment’s operating margin for 2009 was 13.4% compared with 11.0% for 2008. The increase from 2008 was principally attributable to cost and productivity improvements partially offset by an unfavorable mix within the new unit segment and the pension charge mentioned above.

New unit bookings for the fourth quarter 2009 of $369.7 million were 11.1% lower than the $415.9 million booked during the corresponding period in 2008. However, new unit bookings significantly improved from the levels experienced in the first three quarters of 2009.  Fourth quarter 2009 bookings were $12.2 million higher than the total of orders booked during the first nine months of the year.

Fourth quarter 2009 new unit bookings included the new unit business of more than $250 million previously disclosed in the Company’s third quarter earnings release.  The $250 million includes four major project awards.  In the upstream market, they include all of the compression and power generation equipment for an SBM Offshore floating, production, storage and offloading (FPSO) vessel destined for Noble Energy’s Aseng Field offshore Equatorial Guinea and the compression equipment for six different services for the Gorgon LNG project in Australia, one of the world’s largest liquefied natural gas projects.  In the downstream market, they include all of the critical rotating equipment, a total of 21 units, for the Yanbu refinery project in the Middle East.  Additionally, the Company is supplying the United Arab Shipping Company nine steam turbine generator sets for turbo-compound energy recovery systems that will be used on board nine container ships.

New unit bookings for 2009 of $727.2 million were 49.1% lower than the bookings for 2008 of $1,429.3 million. The adverse economic conditions and the downturn in the oil and gas markets in late 2008 and into 2009 adversely affected new unit bookings which will result in lower new unit sales in 2010. These new unit bookings in 2009 reflected the ongoing project delays that we have experienced throughout the first nine months of 2009.

The backlog at December 31, 2009 of $1,370.8 million was 25.1% lower than the $1,830.5 million backlog at December 31, 2008, reflecting the reduced new unit bookings during 2009.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2009 of $277.6 million decreased 7.0% compared with $298.5 million for the fourth quarter 2008.  The decline in revenues primarily reflects the reduction in the level of orders from one of our key national oil company clients and reduced maintenance spending by our clients worldwide.  Aftermarket parts and services revenues for 2009 of $1,030.8 million increased 3.9% compared with $992.0 million for 2008.

Aftermarket operating income for fourth quarter 2009 of $68.0 million compares with $92.1 million for the fourth quarter 2008. This segment’s operating margin for the fourth quarter of 2009 was approximately 24.5% and compares with 30.8% for the fourth quarter 2008. The decrease in this segment’s operating results was principally due to a higher allocation of overhead costs.  In addition the Company estimates the previously mentioned pension charge reduced this segment’s fourth quarter 2009 operating margin by approximately 80 basis points.

Aftermarket operating income for 2009 of $264.7 million compares with $276.7 million for 2008. This segment’s operating margin for 2009 was approximately 25.7% and compares with 27.9% for 2008. The decrease in operating income from 2008 was principally attributable to a less favorable mix (lower percentage of parts) partially offset by improved pricing and cost and productivity improvements.

Aftermarket bookings for the fourth quarter 2009 of $240.5 million were 18.4% lower than bookings for the corresponding period in 2008 of $294.9 million. Bookings for 2009 of $934.3 million compare with bookings of $1,094.0 million for 2008. Aftermarket bookings for 2009 were affected adversely by the ongoing reduction in the level of orders from one of our key national oil company clients, an unfavorable foreign exchange impact and reduced maintenance spending by our clients worldwide. For 2009, the unfavorable variance in aftermarket bookings on a year over year basis was 14.6%.  More than half of that change can be attributed to the decline in bookings from the one national oil company client coupled with an unfavorable foreign exchange impact. However, aftermarket orders improved sequentially in the fourth quarter compared to the third quarter 2009 level.

The backlog at December 31, 2009 was $340.9 million and compares with a backlog of $421.0 million at December 31, 2008.

Liquidity and Capital Resources

As of December 31, 2009, cash and cash equivalents totaled $223.2 million and borrowing availability under the Company’s $500 million senior secured credit facility was $332.2 million, as $167.8 million was used for outstanding letters of credit.

In 2009, cash provided by operating activities was $129.8 million, which compares with $234.8 million in 2008.  The decrease of $105.0 million in net cash provided by operating activities was principally from a higher investment in working capital partially offset by improved operating results.  Other major uses of cash in 2009 include capital expenditures of $41.1 million and pension plan contributions of $37.4 million. As of December 31, 2009, total debt was $370.1 million and total debt net of cash and cash equivalents was approximately $146.9 million.

Share Repurchase Program

The Company announced today that its board of directors has authorized the repurchase of up to $200 million of its common stock, which is approximately 8 percent of the Company's outstanding shares.  As of December 31, 2009, Dresser-Rand had 82.5 million shares of common stock outstanding.

Stock repurchases under this program may be made through open market or privately negotiated transactions in accordance with all applicable laws, rules, and regulations.  The transactions may be made from time to time and in such amounts, as management deems appropriate and will be funded from operating cash flows or borrowings under the Company’s revolving credit facility.

The number of shares to be repurchased and the timing of repurchases will be based on several factors. These factors include the price of the Company’s common stock, general business and market conditions, other investment opportunities including acquisitions and covenant limitations.  The most restrictive covenant allows shares to be repurchased up to an annual amount of half the prior year’s net income.  Presently, without seeking a covenant waiver, this limits the Company to approximately $100 million in 2010.  The stock repurchase program does not have an expiration date and may be limited or terminated at any time by the Board of Directors without prior notice.

Strategic Acquisitions

On January 18, 2010, the Company acquired the assets of Leading Edge Turbine Technologies, Inc. and its related company (collectively Leading Edge).  Leading Edge, a private company, was founded in 2000.  The business is headquartered in Houston, Texas, where it operates a state-of-the-art service and repair facility with modern process technology, machining, welding, coating, and mechanical capabilities. The business specializes in the repair of industrial gas turbine combustion, stationary and rotating components for most major gas turbine OEM models and frame sizes, including GE and Siemens technologies.  Additionally, Leading Edge offers repair services for large utility steam turbine equipment. The company’s primary clients are in the worldwide power generation, pipeline, petrochemical, and industrial sectors.  Leading Edge is an excellent first step into a promising new market for Dresser-Rand. It extends the Company’s capabilities to the service and repair of industrial gas turbines and strengthens its large steam turbine service capabilities.

Outlook

At December 31, 2009, 73.1% of the backlog of $1,711.7 million was scheduled to ship in 2010.

The Company reiterates its guidance for 2010 with operating income expected to be in the range of $260 million to $300 million, with new unit margins in high single digits and aftermarket segment margins in the range of 24% to 26%.  The Company expects its full year 2010 interest expense to be in the range of $30 million to $35 million and its effective tax rate to be approximately 35 percent.

The Company expects first quarter 2010 operating income to be in the range of 16 to 18 percent of the total year.   Additionally, the Venezuelan government devalued the Bolivar on January 8, 2010, which is expected to result in a foreign exchange loss of approximately $14 million in the first quarter 2010.  This loss will be reflected in “other expense, net”, which appears below operating income on the Company’s statement of income.  The impact of this foreign exchange loss is expected to add approximately 200 basis points to the full year 2010 tax rate, resulting in the estimated range mentioned above of approximately 35 percent.

Conference Call

The Company will discuss its fourth quarter 2009 results at its conference call on February 26, 2010 at 9:30 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:30 a.m. Eastern Time on February 26, 2010 through 11:59 p.m. Eastern Time on March 5, 2010.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S.  The replay pass code is 57720222.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 37 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects”, “intends”, “appears”, “outlook”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income
	Fourth Quarter		Year
	2009	2008	2009	2008
	($ in millions except per share amounts)
Net sales of products	$440.5	$618.1	$1,840.8	$1,805.1
Net sales of services	122.0	127.7	448.8	389.6
Total revenues	562.5	745.8	2,289.6	2,194.7
Cost of products sold	308.7	451.6	1,324.4	1,307.2
Cost of services sold	85.6	88.7	307.7	268.9
Total cost of sales	394.3	540.3	1,632.1	1,576.1
Gross profit	168.2	205.5	657.5	618.6
Selling and administrative expenses	79.8	69.8	287.3	273.8
Research and development expenses	5.7	3.4	20.3	12.7
Plan settlement / curtailment amendment	-	-	1.3	(5.4)
Income from operations	82.7	132.3	348.6	337.5
Interest expense, net	(8.2)	(8.2)	(31.8)	(29.4)
Other (expense) income, net	(8.9)	(4.4)	(4.9)	(6.8)
Income before income taxes	65.6	119.7	311.9	301.3
Provision for income taxes	24.2	42.7	101.1	103.6
Net income	$41.4	$77.0	$210.8	$197.7
Net income per share:
Basic	$0.51	$0.94	$2.58	$2.36
Diluted	$0.50	$0.94	$2.57	$2.36
Weighted average shares outstanding - (In thousands):
Basic	81,714	81,506	81,662	83,678
Diluted	82,109	81,563	81,876	83,837

Dresser-Rand Group Inc.
Consolidated Segment Data

	Fourth Quarter		Year
	2009	2008	2009	2008
	($ in millions)
Revenues
New units	$284.9	$447.3	$1,258.8	$1,202.7
Aftermarket parts and services	277.6	298.5	1,030.8	992.0
Total revenues	$562.5	$745.8	$2,289.6	$2,194.7
Gross profit
New units	$64.2	$84.1	$262.9	$217.2
Aftermarket parts and services	104.0	121.4	394.6	401.4
Total gross profit	$168.2	$205.5	$657.5	$618.6
Operating Income
New units	$39.8	$59.2	$169.0	$131.9
Aftermarket parts and services	68.0	92.1	264.7	276.7
Unallocated expense	(25.1)	(19.0)	(85.1)	(71.1)
Total operating income	$82.7	$132.3	$348.6	$337.5
Bookings
New units	$369.7	$415.9	$727.2	$1,429.3
Aftermarket parts and services	240.5	294.9	934.3	1,094.0
Total bookings	$610.2	$710.8	$1,661.5	$2,523.3
Backlog - ending
New units	$1,370.8	$1,830.5	$1,370.8	$1,830.5
Aftermarket parts and services	340.9	421.0	340.9	421.0
Total backlog	$1,711.7	$2,251.5	$1,711.7	$2,251.5

Dresser-Rand Group Inc.
Consolidated Balance Sheet

	December 31,	December 31,
	2009	2008
	($ in millions, except per share amounts)
Assets
Current assets
Cash and cash equivalents	$223.2	$147.1
Accounts receivable, less allowance for losses of $14.4 at 2009 and $11.6 at 2008	289.8	366.3
Inventories, net	353.0	328.5
Prepaid expenses	24.9	43.4
Deferred income taxes, net	45.4	22.5
Total current assets	936.3	907.8
Property, plant and equipment, net	268.9	250.3
Goodwill	486.0	429.1
Intangible assets, net	430.9	441.6
Other assets	28.1	23.4
Total assets	$2,150.2	$2,052.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$412.0	$430.9
Customer advance payments	165.2	275.0
Accrued income taxes payable	8.1	30.2
Loans payable	0.1	0.2
Total current liabilities	585.4	736.3
Deferred income taxes, net	38.5	22.9
Postemployment and other employee benefit liabilities	109.9	135.3
Long-term debt	370.0	370.1
Other noncurrent liabilities	33.8	27.4
Total liabilities	1,137.6	1,292.0
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and, 82,513,744 and 81,958,846 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	396.6	384.6
Retained earnings	638.1	427.3
Accumulated other comprehensive loss	(22.9)	(52.5)
Total stockholders' equity	1,012.6	760.2
Total liabilities and stockholders' equity	$2,150.2	$2,052.2

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows

	Year Ended December 31,
	2009	2008
	($ in millions)
Cash flows from operating activities
Net income	$210.8	$197.7
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	51.5	48.8
Deferred income taxes	(7.0)	(2.6)
Stock-based compensation	11.0	6.0
Excess tax benefits from share-based compensation	-	(0.4)
Amortization of debt financing costs	3.2	3.1
Provision for losses on inventory	6.7	3.3
Plan settlement / curtailment amendment	(0.2)	(11.8)
Loss (gain) on sale of property, plant and equipment	2.2	-
Net loss from equity investment	1.2	-
Working capital and other, net of acquisitions
Accounts receivable	82.1	(57.9)
Inventories	(20.7)	(51.2)
Accounts payable and accruals	(55.3)	77.7
Customer advances	(121.5)	25.4
Other	(34.2)	(3.3)
Net cash provided by operating activities	129.8	234.8
Cash flows from investing activities
Capital expenditures	(41.1)	(40.2)
Proceeds from sales of property, plant and equipment	1.2	0.3
Acquisitions, net of cash acquired	(12.7)	(91.4)
Other investments	(10.0)	(5.0)
Net cash used in investing activities	(62.6)	(136.3)
Cash flows from financing activities
Proceeds from exercise of stock options	2.1	1.4
Excess tax benefits from share-based compensation	-	0.4
Repurchase of common stock	-	(150.2)
Payments of long-term debt	(0.2)	(0.2)
Net cash provided by (used in) financing activities	1.9	(148.6)
Effect of exchange rate changes on cash and cash equivalents	7.0	(9.0)
Net increase (decrease) in cash and cash equivalents	76.1	(59.1)
Cash and cash equivalents, beginning of the period	147.1	206.2
Cash and cash equivalents, end of period	$223.2	$147.1